Exhibit 99.1

Safety and efficacy results of a 6 month, randomized, multi-center trial of a novel long acting rhGH (VRS-317) in naïve to treatment, pre-pubertal children with Growth Hormone Deficiency (GHD)

G.M. Bright[1], W.V. Moore[2], H.Q. Nguyen[3], G. B. Kletter[4], B. S. Miller[5], D. G. Rogers[6], E. Humphriss[1] and J.L. Cleland[1]

1- Versartis, Inc. Menlo Park, CA, 2- Children's Mercy Hospital, Kansas City, MO, 3-Sierra Medical Research, Clovis, CA, 4- Swedish Pediatric Specialty Clinics, Seattle, WA, 5- University of Minnesota, Minneapolis MN, 6- Cleveland Clinic, Cleveland, OH

Disclosures: This research was funded by Versartis, Inc. VRS-317 is an investigational new drug. G.M. Bright, E. Humphriss, and J.L. Cleland are employees and stockholders of Versartis, Inc.

Background:

- Growth hormone deficient (GHD) children are treated for several years with daily injections of recombinant human growth hormone (rhGH) replacement therapy
- Daily rhGH products are the only approved therapy for GHD
- A significant fraction of patients have compliance issues with daily rhGH injections[1]
- Poor compliance causes loss of treatment effects[2]
- A long-acting rhGH reduces the frequency of injections potentially reducing treatment burden, resolving compliance issues, and improving overall treatment outcomes

VRS-317: Long-Acting rhGH

VRS-317 is a novel fusion protein of rhGH with amino acid sequences (XTENs) attached to the N- and C-termini. VRS-317 is an investigational new drug. VRS-317 exhibits a longer half-life than rhGH in prior studies in animals and GHD patients.

Figure 1. VRS-317 Design


rhGH
Same Sequence as Approved Products
Short Tail of Natural Hydrophilic Amino Acids
Long Tail of Natural Hydrophilic Amino Acids
XTEN2
XTEN1
Reduce
Receptor Mediated Clearance
Reduce
Kidney Filtration
Increased Time on Target

Methods:

92% of the Phase 1b patients elected to continue in the Phase 2a

64 patients randomized to VRS-317 doses of 5 mg/kg monthly, 2.5 mg/kg semi-monthly or 1.15 mg/kg weekly for 6 months

95% of Phase 2a patients continue treatment in long-term extension study

Figure 2. Phase 1b/2a Schema


Phase 1b (Single Ascending Dose)
Phase 2a (Repeat Dose)
VRS-317 Dose (mg/kg)
n=
0.80 8
1.20 8
1.80 8
2.70 8
4.00 8
6.00 8
VRS-317 Dose (mg/kg)
Interval
n=
5.00 Monthly 23
2.50 Semi-Monthly 20
1.15 Weekly 21
Same Total VRS-317 Dose Per Month

Table 1. Phase 2a Demographic Data (Mean ± SD)

	All Patients	1.15 mg/kg Weekly	2.5 mg/kg Semi-monthly	5.0 mg/kg Monthly
# Patients	64	21	20	23
Age (Screening)	7.83 (2.4)	7.51 (2.3)	7.96 (2.4)	8.01 (2.5)
Males/Females	37/27	10/11	13/7	14/9
Height SDS	-2.51 (0.5)	-2.70 (0.7)	-2.53 (0.4)	-2.33 (0.5)
Weight (kg)	20.8 (6.4)	19.1 (5.3)	21.8 (7.4)	21.4 (6.4)
Bone Age	6.4 (2.4)	6.1 (2.5)	6.6 (2.2)	6.4 (2.6)
GH Stimulation Test	5.4 (2.6)	5.7 (2.0)	4.9 (2.8)	5.5 (2.8)
IGF-I SDS	- 1.72 (0.8)	-1.55 (0.9)	-2.00 (0.8)	-1.62 (0.7)
Phase 1b	44/64	14/21	14/20	16/23
Phase 1b Mean Dose	2.9 (1.8)	2.7 (1.8)	2.9 (1.9)	3.0 (1.8)

- No clinically or statistically significant differences between groups
- Patients were enrolled in 25 clinical sites in the US only
- Age and height SDS are representative of US pediatric GHD patient population and are the primary and secondary determinants of growth

Safety:

Adverse events (AEs) were primarily mild (Grade 1) and transient. No drug-related serious adverse events. 63 of 64 patients completed the Phase 2a stage of the study. One patient had a generalized urticarial rash (Grade 2) and dropped out of the study. Over 1500 injections were administered in this study. Injection site discomfort occurred was mild and transient (less than 30 min) and was reported as two events or less for 80% of patients over 6 months. There were no nodules or lipoatrophy at the injection sites.

Table 2. Related Adverse Events

ADVERSE EVENT[1]	1.15 mg/kg Weekly	2.5 mg/kg Semi-monthly	5.0 mg/kg Monthly
# Patients	21	20	23
# Patients with any AE	11	10	13
Musculoskeletal Pain	2	1	2
Headache	0	1	1

1 – Reported in ≥ 2 patients. All related AEs are mild (Grade 1) except 4 patients with single transient moderate (Grade 2) AE

Safety/Tolerability Profile Comparable to Daily rhGH

Pharmacodynamics:

The primary PD marker was IGF-I. No significant overexposure to IGF-I occurred.

- Maximal IGF-I SDS and change from baseline increase at longer dose intervals
- IGF-I SDS average change from baseline is correctly predicted by PK/PD model enabling dose selection for Phase 3
- To achieve monthly dosing, as expected, there were transient IGF-I SDS > 2.0 (6 values) in the 5.0 mg/kg/month cohort (No patients had IGF-I SDS ≥ 3.0)
- No evidence of GHR downregulation or desensitization

IGF-I responses are maintained for the duration of all dosing intervals; No evidence of IGF-I accumulation

Efficacy:

Height Velocity (HV) at 6 months in VRS-317 treated GHD children was annualized and compared to age-matched historical controls from the KIGS Database (12 Month HV) with GHD children dosed at 33 µg/kg/day rhGH[3].


Annualized Height Velocity (cm/yr) (Mean ± SD)
12
10
8
6
4
2
0
n = 23
n = 19
n = 21
7.9
8.3
8.7
8.3
7.6
8.4
5.0 mg/kg Monthly
2.5 mg/kg Semi-Monthly
1.15 mg/kg Weekly
ITT Analysis
VRS-317, 6 mo
Age-Matched Historical Control (12 mo data)

VRS-317 HV Comparable to HV for GHD Children Given 33 µg/kg/day rhGH

Conclusions:

In GHD children, VRS-317 is a long-acting rhGH suitable for up to once-monthly dosing.

- Repeat dose VRS-317 for 6 months was safe and well tolerated
- The 6 month annualized height velocity in pre-pubertal GHD children administered 5 mg/kg/month VRS-317 is comparable to the first year height velocity in naïve GHD children administered 33 µg/kg/day rhGH
- No significant differences were noted between dose regimens suggesting that weekly, semi-monthly or monthly dosing of VRS-317 provides comparable safety and efficacy to daily rhGH

Acknowledgments

The study was sponsored by Versartis, Inc. The Sponsor wishes to thank Research Point Global for managing the clinical trial, Symphony Clinical Research™ for conducting home visits, the investigators and coordinators for excellent patient care, and the patients and their families for their participation in the study.

References: 1. Rosenfeld & Bakker *Endocrine practice* **14**, 143-154 (2008) 2. **Cutfield et al** *PloS one* **6**, e16223 (2011) 3. **Ranke & Lindberg** *JCEM* **95**:1229-37 (2010)